Exhibit 10.3

May 8, 2007

Mr. Dinesh Paliwal

Dear Dinesh:

Reference is made to that certain letter agreement dated May 8, 2007, by and between you and Harman International Industries (“Harman”), regarding your new employment with Harman as its President, Chief Executive Officer and Vice Chairman (the “Harman Letter”).

On behalf of KHI Parent Inc., an affiliate of Kohlberg Kravis Roberts & Co. (“KHI”), this letter constitutes our agreement with you regarding your continued service under the Harman Letter as of and after the closing of the acquisition of Harman by KHI announced on April 26, 2007 (the “KHI Transaction”).  By this letter agreement, KHI and you each agree that, subject to the closing of, and on and after the closing of the KHI Transaction (the “Closing”), the Harman Letter will continue to govern the terms and conditions of your employment with Harman, except that, effective as of the Closing, the Harman Letter shall be deemed amended to reflect the agreements contained herein.  All terms not defined in this letter agreement will have the meaning set forth in the Harman Letter and, if no such term is defined therein, as set forth in that certain Agreement and Plan of Merger among KHI, KHI Merger Sub Inc. and Harman, dated April 26, 2007 (the “Merger Agreement”).

Stock Options:  The one-time stock option award (“Stock Option Award”) of 100,000 shares of Harman common stock at a per share exercise price equal to the fair market value of Harman common stock on your Start Date, will, on the Closing, be fully vested and converted into the right to receive a payment in cash in accordance with the terms of the Merger Agreement.  Thereafter, on the Closing Date you will receive a grant of options to purchase 100,000 shares of Parent Common Stock, which will have a per share exercise price equal to the fair market value of one share of Parent Common Stock on the date of grant (the “New Options”).  The New Options will vest 20% per year over five years from the date of grant, subject to your continued employment and the achievement by the Surviving Corporation of annual EBITDA targets.  These EBITDA targets shall be those previously provided to you, to be adjusted as you and the Board of Directors of Harman as in existence after the KHI Transaction deem appropriate.  The material terms of the New Options are set forth on the Summary of Equity Participation Arrangements attached to this letter agreement (the “Summary”).  You further acknowledge and agree that after the Closing Date, there will be no guaranteed annual stock option grants awarded to any employee (including yourself) under any stock incentive plan maintained by KHI or the Surviving Corporation.

RSU Replacement Award:  Effective as of the Closing Date, the amount payable in respect of your RSU Replacement Award will be fixed, and will commence earning interest at a market rate of interest through March 1, 2008.  On March 1, 2008, you will be entitled to receive a cash payment equal to the product of (x) 32,291 and (y) the Cash Election Price (as such term is defined in the Merger Agreement), payable no later than March 3, 2008 (so long as your employment has not been terminated for Cause by Harman or by you without Good Reason prior to such time).  Your RSU Replacement Award, Equity Replacement Award, Inducement Stock

Award and Restricted Stock Award shall otherwise remain outstanding in accordance with their terms, subject to modification by the terms and conditions of definitive agreements to be entered into by and between you and KHI (or the Surviving Corporation, as applicable), the material terms of which are set forth in the Summary.

Severance:  The entitlements that you may have upon a termination of your employment by Harman without Cause or by you for Good Reason will be the same as set forth in the Harman Letter, except that with respect to your Restricted Stock Award, the minimum number of such shares that will become fully vested and unrestricted shall only be 25,000 (less any shares of such Restricted Stock Award previously vested).  For the avoidance of doubt, KHI and you each acknowledges and agrees that, although the Severance Agreement will provide that the KKR Transaction shall not constitute a Change in Control for purposes thereof, the provisions contained in Section 5 of the Severance Agreement shall apply with respect to any payments and benefits you may receive in connection with the KKR Transaction, and further, that the Severance Agreement shall, following the KKR Transaction, remain in full force and effect.

Reporting and Office.  You will report to the Executive Chairman of the Board of Directors of Harman and KHI (together, the “Board”) and the Board itself.  If Dr. Sidney Harman ceases for any reason to be Executive Chairman, you will report solely to the Board.

This letter shall be subject to reasonable modifications to the extent necessary to bring the terms set forth herein into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulation promulgated thereunder.  During the period between the date of this letter and the Closing, the provisions of Section 20 of the Harman Letter pertaining to dispute resolution are incorporated herein by reference, with all references to “Harman” deemed to refer to “KHI.”

Indemnification.  KHI hereby agrees to indemnify and hold you harmless from and against any losses, claims, damages, liabilities and expenses (including reasonable attorney’s fees, which shall be advanced promptly as incurred) (“Losses”) in the event that you become involved in any claim, suit, action, proceeding, investigation or inquiry (including any shareholder or derivative action or arbitration) arising out of your entering into, and performance under, this agreement while entering into, and performing under, an employment agreement with Harman as its chief executive officer, president, vice-chairman and/or a director thereof; provided, however, that to the extent the foregoing indemnification applies and you have any rights against Harman for indemnification pursuant to its certificate of incorporation, bylaws or otherwise or under any directors and officers liability insurance policy covering the officer or directors of Harman, KHI shall only provide such indemnity in the event Harman or the relevant insurance carrier, as the case may be, declines or otherwise refuses or otherwise is unable to provide such indemnification (or in event that you are required to repay any amounts advanced to you or paid on your behalf by Harman or any such insurance carrier in connection with such Losses), in which case KHI shall provide such indemnity and be subrogated to your rights under such indemnification or insurance policy to the maximum extent permitted by law with regard to our indemnification of you (it being understood that nothing herein shall be deemed to require you to file any suit or claim against Harman or any insurance carrier in connection with any indemnity claim you may have or otherwise to take any action in advance of seeking indemnification from KHI beyond making the appropriate request of Harman and/or such insurance carrier and agreeing to any reasonable and customary undertakings that Harman and/or such insurance carrier may request).  Prior to the Closing KKR 2006 Fund L.P. (the “Fund”), by its execution hereof, hereby guarantees the full and complete performance by KHI of its indemnification obligations under this letter agreement, any such obligations to be considered an obligation and expense of the Fund incurred in connection with this letter agreement and the transactions contemplated by the Merger Agreement (it being understood that from and after the Closing any indemnification obligations pursuant to this paragraph shall be obligations solely of KHI, and the Fund shall have no further obligations or other liability of any kind hereunder).

Merger Agreement.  Finally, KHI and you acknowledge and agree that in the event that the Merger Agreement terminates prior to the completion of the Merger, this letter agreement (other than the Indemnification obligations in the prior paragraph) shall also terminate and be of no further force and effect at the time the Merger Agreement terminates.  In addition, KHI and you acknowledge and agree that nothing contained in this letter agreement shall in any way prevent you from having (or compel you to have) discussions or other negotiations with any third party in connection with any Company Acquisition Proposal (as defined in the Merger Agreement) pursuant to and in accordance with the Merger Agreement or from entering into or not entering into agreements with any such party.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

We look forward to working with you and to our shared further development of this outstanding company.

Sincerely,

KHI PARENT INC.

By:	/s/ Brian F. Carroll
Name: Brian F. Carroll
Title: President

and, solely for purposes of the indemnification provided hereunder:

KKR 2006 FUND, L.P.
    By:  KKR Associates 2006 L.P., its general partner
        By:  KKR 2006 GP LLC its general partner

By:	/s/ Brian F. Carroll
Name: Brian F. Carroll
Title: Member

I accept and agree to the provisions stated in this letter.  I acknowledge and agree that this letter and the other documents referred to herein constitutes the entire agreement between KHI and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my employment with Harman, to the extent that the terms of this letter agreement conflicts with the terms of the Harman Letter.  I understand that I will be employed at will and that my employment can be terminated at any time, with or without cause, at the option of either Harman or me.

ACCEPTED AND AGREED:

/s/ Dinesh Paliwal
Dinesh Paliwal

Date:       May 8, 2007